As filed with the Securities and Exchange Commission on July 8, 2022.

Registration No. 333-255663

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-255663

UNDER

THE SECURITIES ACT OF 1933

Whiting Holdings LLC

(as successor in interest to Whiting Petroleum Corporation)

(Exact name of registrant as specified in its charter)

Delaware	88-3102137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500

Houston, Texas 77002

(281) 404-9500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M. Scott Regan

General Counsel

Chord Energy Corporation

1001 Fannin Street, Suite 1500

Houston, Texas 77002

(281) 404-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Whiting Holdings LLC, a Delaware limited liability company (f/k/a New Ohm LLC) (the “Company”), as successor in interest to Whiting Petroleum Corporation, a Delaware corporation (“Whiting”), is filing this post-effective amendment (“Post-Effective Amendment”) to the following Registration Statement on Form S-3 (the “Registration Statement”), which was filed by Whiting with the Securities and Exchange Commission (the “SEC”) on the date set forth below, to deregister any and all Company securities registered but unsold or otherwise unissued under such Registration Statement as of the date hereof:

1.

Registration Statement on Form S-3 (No. 333-255663), which was filed with the SEC on April 30, 2021, registering an indeterminate amount of debt securities, guarantees of debt securities, common stock, preferred stock, depository shares, warrants, stock purchase contracts and stock purchase units.

On July 1, 2022, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of March 7, 2022 (the “Merger Agreement”), by and among Whiting, Chord Energy Corporation (f/k/a Oasis Petroleum Inc.), a Delaware corporation (“Chord”), Ohm Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Chord (“Merger Sub”), and the Company, Merger Sub was merged with and into Whiting, with Whiting continuing its existence as the surviving corporation (the “Surviving Corporation”) as a direct wholly owned subsidiary of Chord, and subsequently, the Surviving Corporation was merged with and into the Company, with the Company continuing as the surviving entity as a direct wholly owned subsidiary of Chord.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by Whiting in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 8, 2022.

WHITING HOLDINGS LLC

By:	/s/ Daniel E. Brown
Daniel E. Brown
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to Form S-3 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.

3